Exhibit 10.6

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of December 1, 2023 by and between Invesco Galaxy Bitcoin ETF Trust (hereinafter the “Trust”), a Delaware statutory trust, having its principal office and place of business at 3500 Lacey Road, Suite 700, Downers Grove, IL 60515, The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”) , and solely with respect to Sections 6, 8, 12 and 19 hereof, Invesco Capital Management LLC, a Delaware limited liability company having its principal office and place of business at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515 (the “Sponsor”).

W I T N E S S E T H :

WHEREAS, the Trust desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over the Trust.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Confidential Information” shall have the meaning given in Section 18 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, resolutions of the Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Net Asset Value” shall mean the per share value of the Trust, calculated in the manner described in the Trust’s Offering Materials.

“Offering Materials” shall mean the Trust’s currently effective prospectus and most recently filed registration statement with the SEC, as applicable, relating to shares of the Trust.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, declaration of trust, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over the Trust.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

“Sponsor” shall mean the entity identified by the Trust to BNY Mellon as the entity having investment responsibility with respect to the Trust.

2. Appointment.

The Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein and in any related service level agreement as agreed between the parties for the Trust. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

(a) The Trust hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(iii) The Trust is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(iv) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(v) The Trust will maintain policies and procedures reasonably designed to ensure that all investments for the Trust are conducted in compliance with anti-corruption laws, Anti-Money Laundering Laws, and Sanctions applicable to the Trust. The Trust shall cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering, terrorist financing or sanctions-related inquiries.

(vi) The method of valuation of the assets of the Trust and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Trust. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, the Trust shall, shall, to the extent it is aware of such violation(s), immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of Trust assets, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value Trust assets and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(vii) Each person named on Exhibit A hereto is duly authorized by the Trust to be an Authorized Person hereunder;

(viii) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Offering Materials), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants;

(ix) Without limiting the provisions of Section 18 herein, the Trust shall treat as confidential the terms and conditons of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) as disclosed as part of the Trust’s registration statement or in the Offering Materials of the Trust with the prior approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder; and

(x) To the extent that it is material to any party’s performance under this Agreement, the Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against any Fund, the Sponsor or the Board.

(b) BNY Mellon hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

(i) It is organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

(iii) BNY Mellon is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(iv) BNY Mellon is conducting its business in compliance with, and shall comply with, laws and regulations, whether state, federal or by any other regulatory body having jurisdiction over BNY Mellon applicable to the provision of the services hereunder, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents that BNY Mellon believes are necessary to provide the services hereunder. BNY Mellon has compliance policies and procedures reasonably designed to prevent violations by BNY Mellon of federal securities laws, and it will reasonably cooperate with, including making its personnel available, and provide such information as may reasonably be requested to the Trust or the Trust’s Chief Compliance Officer (“CCO”). In addition, as reasonably requested by the CCO, BNY Mellon will provide summary procedures and updates, as applicable, to the CCO and the Trust concerning its compliance with applicable laws and regulations;

(v) As of the Effective Date and thereafter during the term of this Agreement, that (i) in connection with the services provided under this Agreement, neither BNY Mellon nor any BNY Mellon Affiliate, nor any officer or employee of BNY Mellon, has taken or shall take any action or make any payment in violation of, or which may cause BNY Mellon, any BNY Mellon Affiliate, the Trust, or the Sponsor, to be in violation of any applicable anti-corruption laws in any jurisdictions where it conducts business, including without limitation the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and of the U.K. Bribery Act (collectively, “FCPA”); (ii) no part of any monies or consideration paid hereunder shall accrue for the benefit of any official of the government of any country or any agency thereof; (iii) BNY Mellon’s global compliance program for FCPA includes a written global policy supplemented by companywide and business specific internal guidance and procedures, a designated anti-corruption compliance officer, anticorruption risk assessments and internal controls, as well as internal training and a regular auditing/monitoring program; (iv) BNY Mellon’s global FCPA policy and related gifts and entertainment policies require that no employee or anyone else acting on behalf of BNY Mellon offers, promises, gives, solicits or accepts any payment or other thing of value, directly or indirectly, to or from any government official, or any other party in a commercial transaction, with the purpose of obtaining or retaining business, to receive any business advantage or to direct business to any person; and (v) the compliance program BNY Mellon has in place is designed to adequately address the FCPA risks in its global operations. At the Trust’s request, not more than once annually, BNY Mellon shall certify in writing that, to the best of its knowledge, it has complied in all material respects with this Section 3(b)(iv). BNY Mellon does not undertake any responsibility or liability with respect to FCPA compliance measures that the Trust may be required to undertake under applicable law; and

(vi) BNY Mellon will notify and consult with the Trust if it decides to materially change its accounting platform, downstream connectivity to such accounting platform, client service delivery teams or locations of such teams, data format and/or data delivery format, or any other material aspect of the way that BNY Mellon provides services to the Trust under this Agreement prior to making such change, and will provide sufficient notice to the Trust to evaluate and consider such changes.

4. Delivery of Documents.

The Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5. Duties and Obligations of BNY Mellon.

(a) Subject to the direction of the Sponsor and the provisions of this Agreement, BNY Mellon shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, maintenance of the Trust’s financial records, other than those listed in Schedule I attached hereto, or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d) The Trust shall cause its officers, advisors, Sponsor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust when acting in reasonable reliance upon such information, documents or advice relating to the Trust, as long as BNY Mellon either utilized such information or documents provided by the Trust as contemplated by this Agreement or was instructed otherwise by an Authorized Person. All fees or costs charged by such persons shall be borne by the Sponsor. Further, in the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, as long as BNY Mellon either utilized such third-party information as contemplated by this Agreement or was instructed otherwise by an Authorized Person.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) The Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses. BNY Mellon shall not be required to include as Trust liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNY Mellon with valuations for assets of the Trust if BNY Mellon notifies the Trust that same are not available to BNY Mellon from a pricing service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY Mellon with valuations for assets of the Trust and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any pricing service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(g) BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder, and, in the absence of gross negligence, BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. In the absence of gross negligence, BNY Mellon shall not be liable for any action taken or omitted to be taken in good faith and in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) BNY Mellon may consult with counsel to the Trust and shall be fully protected with respect to anything done or omitted by it provided that BNY Mellon acts in good faith without negligence, fraud, bad faith or willful misconduct in accordance with the advice or opinion of such counsel and has consulted with an Authorized Person and received authorization from such Authorized Person regarding BNY Mellon’s proposed course of action or non-action specific to the Trust.

(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto.

(j) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, any service level document agreed to with respect to the services to be provided to the Trust, and in any applicable laws, rules and regulations applicable to the provision of services described therein, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust, and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of assets; the amounts or formula for calculating the amounts and times of accrual of the Trust’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Trust assets; and amounts receivable or amounts payable for the sale or redemption of Trust Shares effected by or on behalf of the Trust. BNY Mellon’s computations hereunder will rely upon information, including, without limitation, bid, offer or market values of securities or other assets of the Trust, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize. BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of any Trust assets by the Trust or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of Trust assets.

(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(m) Subject to its duties under this Agreement to maintain and implement DR Plans (as defined below in Section 23), BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement (a “Force Majeure Event”), including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above; provided, however, that in the event of a failure to perform, BNY Mellon shall use its commercially reasonable efforts to resume performance and to mitigate the effects of any such failure to perform or to mitigate the damages contemplated by this section 5(m) where it is reasonably able to do so and further provided that BNY Mellon shall be liable for any losses to a Fund to the extent that BNY Mellon fails to maintain a DR Plan as contemplated in Section 23 of this Agreement and such failure to maintain a plan caused a loss to a Fund. If BNY Mellon is prevented from carrying out its obligations under this Agreement as a result of a Force Majeure Event for a period of 30 days, the Trust may terminate this Agreement by giving BNY Mellon not less than 30 days’ notice, without prejudice to any of the rights of any party accrued prior to the date of termination; provided, however, that if the Force Majeure Event is a regional wide or market wide event that has similarly affected substantially all other providers of services to funds substantially similar to the services provided hereunder in such region or market, the Trust’s termination right shall only arise at such time that two (2) or more of such providers are reasonably able and have begun to recommence the provision of such services. If BNY Mellon recommences the provision of the affected services in all material respects prior to the exercise by the Trust of its termination right, such termination right shall lapse if BNY Mellon gives notice to the Trust that it has done so (and it has in fact so recommenced the provision of services) and the Trust has not already provided notice of termination prior to such notice by BNY Mellon that it has recommenced the services in all material respects. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n) It is understood and agreed by the parties hereto that under no circumstances will the services performed by BNY Mellon pursuant to this Agreement include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).

(o) BNY Mellon shall provide internally, or shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Provided BNY Mellon has acted with the reasonable care and due diligence of persons acting in a similar capacity and maintains the DR Plans contemplated in Section 23 of this Agreement and further provided such loss of data or service interruption caused by equipment failure is not directly caused by BNY Mellon’s failure to meet the Standard of Care set forth in Section 7 of this Agreement in the performance of its duties under this Agreement, BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure.

(p) BNY Mellon shall use commercially reasonable efforts to develop modifications to the method of delivery of services provided hereunder and to the systems utilized in connection therewith to keep pace with prevailing industry practices for its fund accounting clients generally. Subject to Section 25 below, in the event that BNY Mellon proposes a change to or an increase in the scope of the services provided to its fund accounting clients generally, including a change to keep pace with prevailing market practices, BNY Mellon shall provide a commercially reasonable proposal to the Trust in writing setting forth the terms applicable to such change or increase in scope, and BNY Mellon and the Trust shall negotiate in good faith with respect to each such change or increase. BNY Mellon shall not be obligated to provide any new service or increase in the scope of services hereunder unless and until the parties have agreed to the terms applicable to such new service or increase in scope, which may include additional fees related thereto.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Sponsor, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Trust shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Trust or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Trust’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Trust’s shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its officers, managers, and/or members, as may be applicable.

7. Standard of Care; Indemnification.

(a) In performing its duties under this Agreement, BNY Mellon shall exercise the standard of care, skill and diligence that a professional provider of fund administration and accounting services to exchange-traded products registered with the SEC under the 1933 Act and 1934 Act would observe in these affairs and shall perform its duties without negligence, fraud, bad faith or willful misconduct (the “Standard of Care”). Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Trust, except those costs, expenses, damages, liabilities or claims directly arising out of BNY Mellon’s own failure to satisfy the Standard of Care. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Trust or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon shall not be absolved of liability for any of its acts or omissions in connection with any services performed pursuant to this Agreement if such actions or omissions failed to satisfy the Standard of Care set forth in this Section 7. Subject to the other provisions of this Section 7, BNY Mellon agrees to be liable to the Trust to the extent it is the responsible party for such loss, damage or expense either (i) in accordance with the terms of its Net Asset Value (“NAV”) Error Policy as such is provided to BNY Mellon by the Trust or (ii) as may be mutually agreed upon between BNY Mellon and the Trust.

(b) The Trust shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, gross negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Trust’s

Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 7(a). This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. In no event shall the Trust be liable to BNY Mellon or any BNY Mellon Affiliate or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. Without limiting the generality of the foregoing, the Trust shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Trust;

(ii) Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Trust or otherwise without bad faith, fraud, negligence or willful misconduct;

(iii) Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust;

(iv) Any improper use by the Trust or its agents or Sponsor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

(v) The method of valuation and the method of computing the Trust’s net asset value; or

(vi) Any valuations or net asset value provided by the Trust.

(c) Subject to the limitations of liability in Section 7(a) hereof, BNY Mellon shall indemnify and hold harmless a Trust from and against all losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by BNY Mellon, directly caused by BNY Mellon’s failure to satisfy its Standard of Care, except to the extent resulting from the Trust’s negligence or willful misconduct.

(d) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust, shall be conclusively presumed to have been taken or omitted in good faith, which presumption maybe rebutted by evidence.

(e) To the extent that the Trust directs BNY Mellon to use the products or services of a third party service provider engaged by the Trust, BNY Mellon shall not be liable for, and is relieved of all responsibility for, errors or issues in the provision of the services hereunder or the inability of BNY Mellon to perform its obligations under this Agreement (including without limitation the meeting of service levels) to the extent arising out of the use of or reliance upon the Trust’s third party service provider. The Trust retains the sole obligation, and BNY Mellon does not assume any obligation or responsibility, to manage the relationship with the Trust’s third party service provider. The Trust shall indemnify BNY Mellon from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate arising out of the use of or reliance upon the Trust’s third party service provider, except to the extent any the forgoing are caused by BNY Mellon’s failure to satisfy its Standard of Care under this Agreement in the use of such third party service provider’s product or service. A Trust acknowledges, however, that BNY Mellon’s and any BNY Mellon Affiliate’s reliance upon and use of any such third party service provider’s product or service satisfies the Standard of Care in the absence of BNY Mellon’s negligence, fraud, bad faith or willful misconduct. Without limiting the foregoing, each Trust agrees that any audit, disaster recovery, business continuity and information security standards or obligations in this Agreement shall not apply to the products or services of the Trust’s third party service providers. The Trust, or its officers or the Sponsor, shall work with its third party service providers to: (i)

cooperate with BNY Mellon’s reasonable requests for access to, and use of, the third party provider’s system to provide the services under this Agreement, for information regarding information security or otherwise related to the use or reliance upon of such third party service provider’s product or services by BNY Mellon, and (ii) comply with BNY Mellon’s reasonable requirements for the protection of its own systems associated with any use or reliance on the third party service provider.

8. Compensation.

For the services provided hereunder, the Sponsor agrees on behalf of the Trust to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust, the Sponsor and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Trust’s net asset value shall be computed at the times and in the manner specified in the Trust’s Offering Materials.

9. Records; Visits.

(a) BNY Mellon will maintain accurate books and records associated with the services, including without limitation, transactional reports, work specifications, invoices from third party service providers, and receipts. The books and records pertaining to the Trust which are in the possession or under the control of BNY Mellon shall be the property of the Trust. Subject to BNY Mellon’s confidentiality obligations, the Trust and Authorized Persons shall, at no additional cost, have access to such books and records during BNY Mellon’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.

(b) BNY Mellon shall keep all books and records with respect to the services to be performed by BNY Mellon hereunder in the form and manner required by Section 31 of the Investment Company Act of 1940 and the rules thereunder, as if the Trust was subject to such requirements.

(c) In the event the Trust learns of pending or imminent litigation or reasonably anticipates litigation and sends a legal hold notice to BNY Mellon or in connection with such litigation the Trust requires documents or other information to be produced, BNY Mellon agrees to cooperate with the Trust (i) to determine what if any relevant documents and information BNY Mellon has that may be subject to the hold and to take reasonable steps to preserve that information, and (ii) to develop and implement a joint litigation response plan, at the request of the Trust and the reasonable cost of such steps incurred by BNY Mellon shall be assumed by the Trust unless the subject matter of the litigation implicates BNY Mellon in a breach of its obligations under this Agreement, in which case BNY Mellon shall be responsible for its own reasonable costs related to such legal holds, document production or other litigation responses.

(d) BNY Mellon agrees that it will store all records on media designed to protect the usability, reliability, authenticity and preservation of such records for as long as they are needed for the Trust to meet its recordkeeping obligations under this Agreement BNY Mellon shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. BNY Mellon agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable and useable through any kind of system changes, for the entire period of a Trust’s recordkeeping obligations under this Agreement, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of representing records.

(e) Provide reasonable assistance to the Trust in the handling of routine regulatory examinations and in response to any non-routine regulatory matters.

10. Term of Agreement.

(a) This Agreement shall be effective commencing upon regulatory approval by the U.S. Securities and Exchange Commission permitting shares of the Trust to be offered for sale, and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof. For the avoidance of doubt, no services shall be provided to the Trust hereunder until such regulatory approval is obtained by the Trust.

(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non- Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) Notwithstanding any other provision of this Agreement, BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors; or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon may exercise its termination right under this Section 10(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon of its termination right under this Section 10(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18, notice of termination under this Section 10(d) shall be considered given and effective when given, not when received.

(e) The Trust may terminate this Agreement at any time upon ninety (90) days’ prior written notice in the event that the Sponsor determines to liquidate the Trust. BNY Mellon may terminate this Agreement at any time upon ninety (90) days’ written notice for any reason and upon thirty (30) days’ written notice in the event of a breach of the Trust’s representations contained in Section 3(i)(e) hereof.

(f) The parties recognize that the continuity of the provision of fund administration and accounting services to the Trust under this Agreement is essential, even though notice of termination of this Agreement may have been given, or this Agreement may have terminated. Despite any dispute between the parties, BNY Mellon undertakes that for a reasonable period not exceeding 180 days after termination BNY Mellon will continue to provide to the Trust the services under the terms of this Agreement, as requested by the Trust, and shall be compensated for such assistance pursuant to the currently effective fee schedule. BNY Mellon will, in addition, provide commercially reasonable support for orderly transition, including the transfer of the books and records of the Trust, in accordance with a transition plan (as set forth below) at such rates as are negotiated in good faith and mutually agreed to by the parties. Any provision of services after the 180-day period following the date of termination shall be under terms and at such rates as are negotiated in good faith and mutually agreed to by the parties. BNY Mellon will provide commercially reasonable cooperation with any successor fund administrator/accountant in connection with the transition. The Trust shall reimburse BNY Mellon for additional costs (to be mutually agreed upon by the parties) that are reasonably incurred by BNY Mellon in the transition. In connection with any termination of the Agreement for any reason whatsoever, the parties shall also reasonably cooperate with respect to the development of a transition plan setting forth a reasonable timetable for the transition and describing the parties’ respective responsibilities for transitioning the services back to the Trust or any successor fund administrator/accountant in an orderly and uninterrupted fashion. This Section 10(f) shall survive the termination of this Agreement.

11. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust to be bound thereby.

12. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.

(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Trust thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not require the prior written consent of the Trust and shall not relieve BNY Mellon of its responsibilities hereunder; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) Notwithstanding the foregoing, (i) the Trust may assign this Agreement to, and the Agreement may be assumed by, a successor or survivor of a merger, consolidation, conversion, reorganization, redomestication, or acquisition of substantially all of the assets of the Trust, upon such succession or transaction and without any appointment or other action by the Trust or BNY Mellon and (ii) the Trust may assign or transfer this Agreement to any Invesco affiliate, provided that the Trust gives BNY Mellon thirty (30) days’ prior written notice of such assignment or transfer and the assignee or transferee agrees to be bound by all terms of this Agreement in place of the Trust, and in either case of (i) and (ii) subject to the reasonable new customer due diligence requirements of BNY Mellon.

(d) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Sponsor will pay to BNY Mellon such fees as may be agreed to in writing by the Sponsor and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.

13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

14. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15. No Waiver.

Each and every right granted to any party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

16. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Attention: Legal Department and Fund Treasurer

with a copy to:

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Attention: General Counsel

if to BNY Mellon, at

BNY Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

18. Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 20 shall survive termination of this Agreement for a period of one (1) year after such termination.

(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions and solely for the use of such information in providing services, improving the services or developing future services under this Agreement, (i) the Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information; provided, however, that unless such Customer-Related Data is aggregated and anonymized, no such consent is provided for disclosure of Customer-Related Data to affiliates and subsidiaries of the BNY Mellon Group operating as a registered investment manager or adviser to funds, other collective investment vehicles, separate accounts or other investment management products and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

19. Limitation of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Sponsor of Trust and signed by an officer of the Trust, acting as such, and neither such authorization by the Sponsor nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of a Trust as provided in its Declaration of Trust.

20. Customer Right of Access.

BNY Mellon shall, upon the Trust’s request, provide the Trust with a summary of the results of its latest SOC 1 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition and no more than annually, BNY Mellon will participate in a Trust’s reasonable information security questionnaire processes. Upon reasonable request, BNY Mellon will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Trust once annually to review BNY Mellon’s controls and any deficiencies identified in the SOC 1 audit report. The Trust may view BNY Mellon’s information security-related policies and procedures in a clean room subject to BNY Mellon’s confidentiality requirements, however, no documentation may be copied, shared, transmitted or removed from BNY Mellon premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. Not more than once each year, and subject to BNY Mellon’s reasonable security requirements and availability of personnel, BNY Mellon will at the Trust’s request arrange a tour of BNY Mellon’s data processing facilities for the Trust’s subject matter experts. BNY Mellon will also, subject to its reasonable security requirements, permit site visits of its data processing facilities by governmental agencies with regulatory authority over the Trust. In the event that the Trust, identifies any control deficiencies, BNY Mellon will discuss such findings with the Trust and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed to the Trust in accordance with this Section shall be deemed proprietary and confidential information of BNY Mellon. The Trust shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, except that the Trust may disclose BNY Mellon’s SOC 1 summary to the Trust’s external auditors, provided that such external auditors are required to maintain the confidentiality of the summary and any related information. The Trust shall reimburse BNY Mellon for any costs and expenses incurred in connection with any review of BNY Mellon’s security controls.

21. Information Security.

BNY Mellon has implemented, and agrees to maintain, information security policies and programs consistent with industry guidelines and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (i) protect the privacy, confidentiality, integrity and availability, against any reasonably foreseeable threats or hazards to the Trust’s Confidential Information and (ii) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information.

(a) Administrative Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation.

(b) Physical Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

(c) Technical Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable technical safeguards that include, but are not limited to, (i) logical separation of Confidential Information on information systems, (ii) access controls to maintain appropriate segregation of duties and limit access to information resources on a need-to-know and least privileged basis, (iii) complex passwords at least seven characters in length, changed on a regular basis, and stored and transmitted in a secure manner, (iv) device and software management controls to guard against viruses and other malicious or unauthorized software, (v) information system and software patching consistent with manufacturer recommendations, (vi) intrusion detection and prevention systems to guard against unauthorized information system access, (vii) encryption of Confidential Information transmitted across unsecure or public networks including enforcement of Transport Layer Security1 for e-mail exchanged between BNY Mellon and the Funds, (viii) encryption of Confidential Information stored on mobile media and mobile electronic devices and (ix) audit logging that records user and system activities.

[1]	Transport Layer Security (or TLS) is a cryptographic protocol that provides secure (encrypted) communication for e-mail exchanged over the Internet between two organizations.

(d) Assessment & Remediation. The Trust, acting through an authorized representative reasonably acceptable to BNY Mellon, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning BNY Mellon’s information security practices and safeguards and may visit facilities relevant to the services provided to a Fund, provided, however, that no such documentation may be copied or removed from BNY Mellon’s premises. BNY Mellon, as its sole expense, shall commission an independent penetration test of externally facing information systems that process Confidential Information on at least an annual basis, remediate any material findings within a commercially reasonable timeframe, and provide the Trust with copies of any relevant independent SOC 1 audits.

(e) Security Incident Management & Breach Notification. BNY Mellon will notify the Trust as promptly as reasonably possible under the circumstances, upon learning of a Security Incident (as defined below) involving the Trust’s Confidential Information. Security Incidents are defined as (1) the actual unauthorized access to or use of the Trust’s Confidential Information, or (2) the unauthorized disclosure, loss, theft or manipulation of the Trust’s Confidential Information that has the potential to cause harm to the Fund’s systems, employees, customers, information or brand name. Notification shall take the form of a phone call to the Trust’s designated contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of the BNY Mellon representative that the Trust may contact to obtain updates. BNY Mellon agrees to keep the Trust informed of progress and actions taken to resolve the incident and cooperate with the Fund in any litigation or investigation arising from said incident. Unless such disclosure is mandated by law, the trust in its sole discretion will determine whether to provide explicit notification to the Trust’s shareholders, customers or employees concerning incidents involving the Trust’s personally identifiable information relating to such persons.

22. Audit Rights.

Upon thirty (30) days’ written notice and not more frequently than once in any twelve month period, the Trusts or their designee may, subject to BNY Mellon’s reasonable security and confidentiality requirements, inspect and/or conduct site visits to (i) review and assess relevant independent SOC 1 audits provided by BNY Mellon evaluating BNY Mellon’s processes and controls for procedures relevant to the services, (ii) review and assess summaries of BNY Mellon’s or a BNY Mellon Affiliate’s disaster recovery and business continuity plans, and (iii) review and assess BNY Mellon’s or a BNY Mellon Affiliate’s compliance with this Agreement including, without limitation, the assessment of fees and possible overpricing and overcharging and the allocation of income and proceeds to the Funds. BNY Mellon agrees to cooperate with the Trust’s audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably disrupt BNY Mellon’s ability to provide services to other clients in the course of its normal business.

Costs of any audits conducted under the authority of this right to audit and not addressed elsewhere will be borne by the Trust unless certain exemption criteria are met. Any adjustments and/or payments that must be made as a result of any such audit or inspection of BNY Mellon’s invoices and/or records, including for any overpricing or overcharging by BNY Mellon, shall be made within a reasonable amount of time (not to exceed 90 days) from presentation of the Fund’s findings to BNY Mellon. BNY Mellon shall not be entitled to reimbursement or repayment by a Trust, a Fund or its affiliate for any costs or expenses incurred as a result of their efforts to comply with obligations under this Section 22.

BNY Mellon shall not be required to provide access to any systems or data or records that are not directly related to the provision of services to the Funds and in no event shall such reviews include any systems, data or other information relating to other clients of BNY Mellon or any proprietary or confidential information of BNY Mellon or require BNY Mellon to disclose any information that would or might result in the waiver of any attorney-client privilege or other confidentiality privilege. Any such review shall not unreasonably disrupt the BNY Mellon’s ability to provide services to other clients in the course of its normal business. The Funds and their internal and external professional advisors shall be required to comply with BNY Mellon’s reasonable security requirements. Upon BNY Mellon’s reasonable request, prior to access to BNY Mellon’s personnel, agents, consultants, contractors, subcontractors, data, facilities and systems, each such person shall be required to sign a confidentiality agreement with BNY Mellon that requires such person to meet the reasonable confidentiality requirements of BNY Mellon.

23. Business Continuity Plan.

Summaries of BNY Mellon’s disaster recovery and business resiliency/continuity plans (“DR Plans”) pertinent to the services provided hereunder, which shall address BNY Mellon’s ability to render services under this Agreement during and after a significant business disruption, including the availability to BNY Mellon of back-up services and redundancies will be provided to the Trust. BNY Mellon reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise BNY Mellon’s ability to maintain services in accordance with this Agreement.

Upon written request of the Trust, BNY Mellon agrees to report to the Trust on its business continuity policy which may include an annual presentation on its business continuity procedures. BNY Mellon’s DR Plans shall be tested no less than annually with the ability of the Trust to participate in the testing unless impracticable. BNY Mellon shall provide the Trust with summary results of such testing on an annual basis and, where unsuccessful tests or significant issues related to the services provided hereunder arise, provide sufficient evidence of remediation or resolution. BNY Mellon agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Trust or its designee upon BNY Mellon becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services hereunder. In the event of a material business disruption associated with the services outlined in this Agreement, BNY Mellon agrees to cooperate with the Trust or its designee in responding to, resolving, and/or recovering from the disruption. The occurrence of a Force Majeure Event will not relieve BNY Mellon of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein. In the event of a service disruption, once normal service has been restored, BNY Mellon will promptly complete a root cause analysis report and email it to the Trusts or their designee. The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions BNY Mellon will implement to ensure the disruption does not re-occur.

24. Anti-Money Laundering.

BNY Mellon represents and warrants that it is in compliance, in all material respects, with, and will continue to comply with, anti-money laundering laws and regulations applicable to it; BNY Mellon is a financial institution subject to the USA PATRIOT Act of 2001, as amended, (the “Patriot Act”) and that it has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the Patriot Act and the rules and regulations promulgated thereunder. Additionally, neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY Mellon is acting as agent or nominee is a country, territory, organization, person or entity named on the Office of Foreign Assets Control (“OFAC”) list maintained by the U.S. Treasury Department.

25. Mandatory Changes.

The parties agree that any new costs, fees and/or expenses to be charged to the Trust that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees in relation to those charged by BNY Mellon to its other clients.

26. Data Ownership.

The parties agree that any and all proprietary data provided by the Trust and including nonpublic account data generated by BNY Mellon pursuant to the provision of services under this Agreement (but excluding BNY Mellon’s proprietary data and third party data governed by a license agreement or similar written agreement) shall be owned exclusively by the Trust.

27. Insurance.

BNY Mellon has and will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions. BNY Mellon agrees to provide to the Trust certificates of its applicable insurance coverage, and shall provide an update at the Trust’s written request, but no more frequently than annually.

28. Service Level Agreements. BNY Mellon and the Trust may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. In such event, each party will perform its obligations in accordance with any service levels that may be agreed upon by the parties in writing from time to time, subject to the terms of this Agreement.

29. Step In Rights.

In the event that the Trust reasonably believes that a Force Majeure Event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, contracting with another service provider to provide such services during such period and/or engaging the Sponsor or an affiliate of the Sponsor to perform such services in-house during such period; provided, that the Trust shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Trust shall pay for, such services when BNY Mellon resumes providing, unless the Trust has terminated this Agreement pursuant to the terms of Section 10. Notwithstanding anything set forth in this Section 31, (i) in no event shall the Sponsor be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any such Force Majeure Event and (ii) the Sponsor shall have no responsibility to pay BNY Mellon for services temporarily performed by the Investment Advisor or a third party service provider.

30. Headings. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

INVESCO GALAXY BITCOIN ETF

By:
Name:	Kelli Gallegos
Title:	Principal Financial and Accounting Officer – Investment Pools

Date:	December 1, 2023

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Date:

EXHIBIT A

I, Kelli Gallegos, on behalf of Invesco Galaxy Bitcoin ETF, a Delaware statutory trust (the “Trust”), do hereby certify that:

The following individuals serve in the following positions and each has been qualified therefor pursuant to delegated authority in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of December 1, 2023, between the Trust and The Bank of New York Mellon.

Name	Position	Signature
Ron Robertson	Global Head of Investment & Distribution Services

Adrien Deberghes	Head of Fund Governance & Administration

Kelli Gallegos	NA Head of OFCFO & Fund Treasury

Lori Anello	Director – NA OFCFO

Patricia Jones	Director – NA Fund Reporting

April Montemayor	Director – NA Fund Regulatory Reporting

Matt Greer	Global Head of Valuation

Andrew Muncey	Global Head of Fund Accounting & Tax

Ryan Casey	NA Head of Fund Accounting & Assurance

Paul Nielsen	Director – Fund Accounting

Tanya Loden	NA Head of Tax Assurance

Donna LaMagna	NA Head of Tax Product & Research

Rudolf Reitmann	Global Director – Passive & UIT Operations Products Development

Steven Foy	Senior Manager – ETF Operations

Signed By:
Name:	Kelli Gallegos
Title:	Principal Financial and Accounting Officer – Investment Pools

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Trust:

•

Prepare for the review by designated representatives of the Trust annual (or more frequently, as agreed upon between the parties) fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of a Trust’s expenses along with any review calculations of fees paid to the Trust’s Sponsor, custodian(s), fund accountant, distributor and obtain authorization of accrual changes and expense payments;

•	Prepare and calculate income projections as mutually agreed for periodic and/or annual distributions to be made by the Trust;

•	Oversee and review calculation of fees paid to the Sponsor, custodian(s), transfer agent and other Trust service providers;

•	Respond to, or refer to the Sponsor or the distributor or the transfer agent of the Trust, shareholder inquiries relating to the Trust;

•

Provide periodic testing of portfolios to assist the Sponsor in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1933 Act, 1934 Act, and Trust prospectus and statement of additional information limitations as may be mutually agreed upon;

•	Review and provide assistance on shareholder communications;

•	Assist counsel and the Trust in the handling of routine regulatory examinations and provide reasonable assistance to the Trust’s legal counsel in response to any non-routine regulatory matters;

•

Provide policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification and sub-certification letters;

•	Provide supporting schedules to be utilized for the preparation of TD F 90-22.1 by the Trust;

•	Assist with the SEC Rule 424(i) calculations and notices.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for the Trust:

1.	Calculate Net Asset Value in the manner specified in the Offering Materials (which, for the service described herein, shall include the Net Asset Value error policy, where applicable).

2.

Obtain security and digital asset quotes from pricing services as directed and approved by the Sponsor, or if such quotes are unavailable, then obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s assets in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust’s assets itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations as long as BNY Mellon’s actions or omissions regarding such information or valuation satisfies the Standard of Care provided in this Agreement;

3.	BNY Mellon shall maintain the following records on a daily basis for each Fund.

i.	Report of priced portfolio securities

ii.	Statement of net asset value per share

4.

BNY Mellon shall prepare and maintain on behalf of the Trust all books and records of the, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Trust and BNY Mellon. Without limiting the generality of the foregoing, BNY Mellon will prepare and maintain the following records upon receipt of information in proper form from the Trust, the Sponsor or authorized agents of a Trust:

•	General Ledger

•	General Journal

•	Cash Receipts Journal

•	Cash Disbursements Journal

•	Subscriptions Journal

•	Redemptions Journal

•	Accounts Receivable Reports

•	Accounts Payable Reports

•	Open Subscriptions/Redemption Reports

•	Transaction (Securities) Journal

•	Broker Net Trades Reports

•	Reconciliations

5.

BNY Mellon shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for the Trust. BNY Mellon shall produce Schedule D on an annual basis the Trust.

The above reports may be prepared according to any other required frequency to meet the requirements of the Internal Revenue Service, the SEC, and the Trust’s Auditors.

6.	For internal control purposes, BNY Mellon uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:

i.	Securities bought

ii.	Securities sold

iii.	Commodity futures contracts bought

iv.	Commodity futures contracts sold

v.	Interest received

vi.	Dividends received

vii.	Capital stock sold

viii.	Capital stock redeemed

ix.	Other income and expenses

•	All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest, as applicable.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Trust:

1.

Prepare, for review and approval by the Sponsor, Trust counsel and independent accountants, financial information for the Trust’s quarterly and annual reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders including but not limited to financial statements for the Trust and schedules of investments;

2.	Prepare the Trust’s periodic shareholder reports, including certain information furnished by the Trust to BNY Mellon, as required pursuant to the Securities and Exchange Act of 1934;

3.

Prepare for review and approval by the Sponsor, Trust counsel and independent accountants current reports (including monthly financial statements) with the appropriate regulatory agencies; review text of letters to shareholders “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which shall also be subject to review by the Trust’s legal counsel);

4.

Provide policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification and sub-certification letters; and

5.	Prepare, circulate and maintain the Trust’s financial reporting production calendar;

TAX SERVICES

BNY Mellon shall provide the following tax services for the Trust:

1.	Prepare annual grantor trust tax reporting statements for client review and approval.

ETF SERVICES

1.	Create and disseminate basket files based on trade date information.

2.	Create and deliver in-kind files for outsourced custody, accounting, sponsor and APs.

3.	Maintain an ETF Order Desk which includes the processing of create/redeem order, maintaining authorized users for each Authorized Participant and reconciliation of shares outstanding to DTC.

4.	Maintain API connectivity with digital custodians for settlement confirmations.

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.